Exhibit 99.4

FOR IMMEDIATE RELEASE

Contacts:	Samuel B. Hay III	David W. Brooks II
	President and Chief Executive Officer	EVP and Chief Financial Officer
	Main Street Banks, Inc.	Main Street Banks, Inc.
	(770) 786-3441	(770) 786-3441

MAIN STREET BANKS ANNOUNCES QUARTERLY CASH DIVIDEND

ATLANTA, October 12, 2005 – The Board of Directors of Main Street Banks, Inc. (Nasdaq: MSBK) declared a regular quarterly dividend of 15.25 cents per share of common stock payable on November 7, 2005 to shareholders of record on October 24, 2005.

About Main Street

Main Street Banks, Inc., a $2.4 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in nineteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.